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                                                                    EXHIBIT 3.11


                           CERTIFICATE OF AMENDMENT
                                      TO
            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                               PREFERRED STOCK
                       OF COMDATA HOLDINGS CORPORATION

                    Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware

                         ___________________________


        Comdata Holdings Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

              FIRST: That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, by Action by Unanimous Written Consent dated November 1, 1994, adopted resolutions providing for the elimination of the right to receive dividends for holders of Series A Convertible Preferred Stock, which resolutions were as follows:

              "RESOLVED, that there is hereby adopted an Amendment to the Certificate of Designations, Preferences and Rights of Preferred Stock of the Corporation (the "Certificate of Designations") pursuant to which the right of holders of Series A Convertible Preferred Stock to receive dividends shall be eliminated;

              RESOLVED, that subparagraph 2(a) of the Certificate of Designations is hereby amended and restated to read in its entirety as follows:

                   '(a) Dividends on Series A Preferred Stock. From and after June 15, 1994, the holder of shares of Series A Preferred Stock shall not be entitled to receive dividends on such shares, whether in cash, additional shares, Series A Preferred Stock or otherwise, and the Corporation will not declare or pay dividends on such shares of Series A Preferred Stock.'

              RESOLVED, that subparagraph 2(c) of the Certificate of Designations is hereby amended and restated to read in its entirety as follows:

                   '(c) Dividend Periods; Accumulation of Dividends. A quarterly dividend period shall begin on the day following each Dividend Payment Date and end on the next succeeding Dividend Payment Date. Notwithstanding the foregoing, the first quarterly dividend period for dividends on any series of Preferred Stock shall commence on the initial date of issue of such series and


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         shall be paid on the first Dividend Payment Date thereafter, and such dividend shall be paid for the actual number of days in such period. If dividends shall not have been paid, or declared and set apart for payment, upon all outstanding shares of any series of Preferred Stock at the aforesaid rate, such deficiency shall be cumulative in full and thereby accumulate. Accumulated dividends on each series of Preferred Stock shall accrete at the dividend rate applicable to such series, on a day-to-day basis (based on the actual number of days elapsed and a year of twelve 30-day months), and with respect to Series B and Series C Preferred Stock, to the extent not paid on any Dividend Payment Date, an amount equal to all dividends that have accumulated on each share of Series B and Series C Preferred Stock then outstanding during the period from the immediately preceding Dividend Payment Date (or from the initial date of issue, in the case of the initial Dividend Payment Date) to such Dividend Payment Date shall be added to the Liquidation Value of such shares of Series B or Series C Preferred Stock and shall remain a part thereof until conversion of such shares or the liquidation, dissolution or winding-up of the Company as set forth in Section 6 hereof; to the extent not paid on any Dividend Payment Date, such accumulated dividends on Series B and Series C Preferred Stock may not thereafter be paid in cash without the consent of the holders of such series of Preferred Stock.'

              RESOLVED, that the Board of Directors declares the foregoing amendments to the Corporation's Certificate of Designations to be advisable and directs that such amendment to the Certificate of Designations of the Corporation be submitted to the stockholders of the Corporation for their approval pursuant to Section 242(b) of the General Corporation Law of the State of Delaware;

              RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed to prepare, execute, acknowledge and file in accordance with Section 242 of the General Corporation Law of the State of Delaware a Certificate of Amendment to effect such amendment; and

              RESOLVED, that, except as otherwise provided herein the Certificate of Designations of the Corporation will remain unchanged."

              SECOND: That the amendment of the Certificate of Designations effected by this Certificate was duly authorized by written consent of the holders of the requisite number of shares of capital stock of the Corporation, after first having been declared advisable by the Board of Directors of the Corporation and that written notice has been given, all in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


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        IN WITNESS WHEREOF, Comdata Holdings Corporation has caused this
Amendment to the Certificate of Designations to be duly executed by its Executive Vice President and Chief Financial Officer and attested by its Secretary and caused its corporation seal to be affixed hereto this 20th day of December, 1994.


                                          COMDATA HOLDINGS CORPORATION


                                          By:      /s/ Dennis R. Hanson
                                                   -------------------------

                                          Title:   Executive Vice President &
                                                   Chief Financial Officer


(corporate seal)

ATTEST:


/s/ Peter D. Voysey
- ---------------------------
Secretary